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                                                                 Exhibit 11.1


                                  CNET, INC.
                STATEMENT OF COMPUTATION OF NET LOSS PER SHARE
                                  (UNAUDITED)


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

                                      Three months ended             Nine months ended
                                         September 30,                  September 30,
                                  --------------------------     --------------------------
                                      1996           1995            1996           1995
                                  -----------    -----------     ------------    -----------
Net loss                          $(4,679,173)   $(2,322,230)    $(12,698,175)   $(5,965,481)
                                  -----------    -----------     ------------    -----------
                                  -----------    -----------     ------------    -----------
Weighted average shares
 outstanding during the period:
  Preferred                            62,717      5,707,204        3,811,746      5,707,204
  Common                           13,145,132      2,700,000        6,192,785      2,700,000

Shares issued and stock option
 and warrants granted in
 accordance with SAB No. 83             8,888        808,841          540,211        808,841
                                  -----------    -----------     ------------    -----------
Shares used in calculating
 per share data                    13,216,737      9,216,045       10,544,742      9,216,045
                                  -----------    -----------     ------------    -----------
                                  -----------    -----------     ------------    -----------
Net loss per share                $     (0.35)   $     (0.25)    $      (1.20)   $     (0.65)
                                  -----------    -----------     ------------    -----------
                                  -----------    -----------     ------------    -----------
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